ARKO: The Evolution of a Brand Michael Bloom, Executive Vice President Store Prototype Chief Merchandising and Marketing Officer of the Future Exhibit 99.4

ARKO: The Evolution of a Brand We’ve grown through acquisitions

ARKO: The Evolution of a Brand Investing to remodel 360 stores over 3-5 years

ARKO: The Evolution of a Brand Strategy 1 Improve the overall customer experience

ARKO: The Evolution of a Brand Strategy 2 Surprise and delight

ARKO: The Evolution of a Brand Strategy 3 them together under one umbrella Revitalize the regional brands and bring

ARKO: The Evolution of a Brand

ARKO: The Evolution of a Brand Experts in: Store level execution Brand from the inside out Understand Acquisitions Support copy here Support copy here

ARKO: The Evolution of a Brand Let’s take a sneak peek

Roller Grills, Bean to Cup, Fountain ARKO: The Evolution of a Brand Delivering on customer expectations

ARKO: The Evolution of a Brand Delivering on customer expectations Freezers, Grab & Go, Beer Vault

ARKO: The Evolution of a Brand Island Vending Pilot program

ARKO: The Evolution of a Brand Our Plan Execute based on highest ROI and market penetration

ARKO: The Evolution of a Brand Thank you!